Exhibit 99.1

Intracerebroventricular cerliponase alfa (BMN 190) in children with CLN2 disease: Interim results from a Phase 1/2, open-label, dose-escalation study

Angela Schulz1, Nicola Specchio2, Paul Gissen3, Emily de los Reyes4, Ruth E. Williams5, Heather Cahan6, Fred Genter6, David Jacoby6

[1]	University Medical Center Hamburg-Eppendorf, Hamburg, Germany
[2]	Bambino Gesù Children’s Hospital, IRCCS, Rome, Italy
[3]	Great Ormond Street Hospital for Children, London, UK
[4]	Nationwide Children’s Hospital, The Ohio State University, Columbus, OH, USA
[5]	Guy’s and St Thomas’ NHS Foundation Trust, London, UK
[6]	BioMarin Pharmaceutical Inc., Novato, CA, USA

Background. CLN2 disease, a rare, inherited, pediatric-onset, neurodegenerative lysosomal storage disorder caused by TPP1 enzyme deficiency, is characterized by seizures, ataxia, rapid loss of language and motor function, blindness and early death. Cerliponase alfa (BMN 190) is a recombinant human TPP1 enzyme. This phase 1/2, multi-center, open-label, dose-escalation study evaluated the safety, tolerability and efficacy of every other week intracerebroventricular (ICV) infusions of cerliponase alfa in children with CLN2 aged 3 - 16 years.

Design. The first nine subjects were assigned to one of three cohorts in a dose escalation period (30 mg, 100 mg, 300 mg). All subjects were subsequently administered a stable dose of cerliponase alfa (300 mg) for at least 48 weeks. Efficacy was evaluated by monitoring changes in motor and language functions using a CLN2 clinical rating scale.

Results. 24 subjects (9 male, 15 female, mean age 4.5 ± 1.2 years) enrolled in the study. All subjects had adverse events (AEs), the majority were Grade 1-2 and included pyrexia, hypersensitivity and convulsion. A total of 29 serious AEs (9 considered study drug-related), occurred in 15 subjects. There were no anaphylaxis/anaphylactoid reactions, study drug discontinuations or deaths due to AEs. In contrast to the 2.18 ± 1.07 units/year decline observed in the natural history, no net loss of function (p < 0.0001) was observed in the 13 subjects who completed at least 36 weeks of treatment.

Conclusions. Enzyme replacement therapy with ICV-administered cerliponase alfa is well-tolerated and slows the progression of functional decline in children with CLN2.